NEWS RELEASE

VIAVI Announces Closing of Cobham AvComm and Wireless Test and Measurement Businesses Acquisition

San Jose, Calif., March 16, 2018 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) today announced that it has completed the acquisition of the AvComm and Wireless Test and Measurement businesses of Cobham plc (LSE: COB) (“Cobham T&M”).

VIAVI acquired Cobham T&M for all-cash consideration of $455 million, subject to certain customary closing adjustments. The acquisition is expected to be accretive to VIAVI’s non-GAAP earnings per share beginning in fiscal fourth quarter 2018, ending on June 30, 2018.

About Viavi Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions to communications service providers, enterprises and their ecosystems, supported by a worldwide channel community including VIAVI Velocity Solution Partners. We deliver end-to-end visibility across physical, virtual and hybrid networks, enabling customers to optimize connectivity, quality of experience and profitability. VIAVI is also a leader in high performance thin film optical coatings, providing light management solutions to anti-counterfeiting, consumer electronics, automotive, defense and instrumentation markets. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.

Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements include, but are not limited to, information regarding the ability of VIAVI and the seller to complete the acquisition, including the satisfaction of the conditions to the consummation of the acquisition, and the expected estimated and anticipated impact of the transaction of VIAVI’s future results of operations. These forward-looking statements involve risks and uncertainties that could cause VIAVI’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the strength of customers’ businesses; unforeseen changes in the demand for current and new products, technologies, and services; customer purchasing decisions and timing; unforeseen changes in future revenues, earnings and profitability of VIAVI or Cobham T&M; the risk that VIAVI is not able to realize the savings or benefits expected from integration of Cobham T&M; the risk that the required regulatory approvals for the proposed acquisition are not obtained, are delayed or are subject to conditions that are not anticipated; and those risks and uncertainties discussed in VIAVI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 29, 2017 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 7, 2018. The forward-looking statements included in this release are valid only as of today’s date except where otherwise noted. Viavi Solutions Inc. undertakes no obligation to update these statements.

Investors Contact:    Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press Contact:    Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Source: VIAVI Financials